United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 27, 2025

Date of Report (Date of earliest event reported)

Aldel Financial II Inc.

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	001-42377	98-1800702
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

104 S. Walnut Street, Unit 1A Itasca, IL	60143
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 791 6817

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares	ALDF	The Nasdaq Stock Market LLC
Warrants	ALDF.W	The Nasdaq Stock Market LLC
Units	ALDF.U	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 27, 2025, Peter Early announced his resignation from the board of directors (the “Board”) of Aldel Financial II Inc. (the “Company”), effective as of October 27, 2025. Mr. Early, who served as a member of the Board since October 2024, indicated that his resignation was not the result of any disagreement with the Company regarding its operations, policies, practices or otherwise.

On October 27, 2025, the Board appointed Charles E. Nearburg to fill the vacancy on the Board created by Mr. Early’s resignation. The appointment of Mr. Nearburg is effective as of October 27, 2025. Mr. Nearburg was appointed to serve as a Class I director for a remaining term expiring at the Company’s 2026 Annual Meeting of Shareholders or until his successor is duly elected and qualified.

Set forth below is biographical information for Mr. Nearburg:

Charles E. Nearburg has been a director of the Company since October 27, 2025. Founding Nearburg Producing Company in 1979, Charles grew it into one of the Top 100 Independent Producers in the U.S., and always operating in an environmentally conscious way, received two Environmental Awards from the Bureau of Land Management.  Between 2016-2017 Nearburg Producing Company sold the majority of its producing assets to two firms backed by Warburg Pincus and Carnelian Capital.  Mr. Nearburg also owns STOL Aviation LLC, which is developing a world class “back country” short take-off and landing airplane, and NRC Marketing, Inc. (“Nearburg Racing”) which prepares vintage Formula 1 cars for competition.  Mr. Nearburg was also a minority owner and advisory board member of McLaren Racing LTD, a top Formula 1 and Indy Car Team.

In honor of his son, Rett, who lost an 11-year battle with Ewing’s at age 21, Mr. Nearburg devotes substantial time and resources in support of Ewing’s Sarcoma cancer research and was instrumental in founding the Rett Nearburg International Ewing’s Sarcoma Research Symposia, of which six have now been held (www.rett.org). In 2024, he launched the Ewing Sarcoma Institute which is dedicated to radically improving outcomes for Ewing Sarcoma patients by uniting the global community to accelerate collaborative scientific discovery and development of breakthrough treatments (www.ewingsarcoma.org).

A lifelong car racer, his career includes driving a 333SP Ferrari at Le Mans, finishing 4th and 10th overall at the Sebring 12-Hours, and driving the late Walter Payton’s Indy Car in the 1997 CART/FedEx Championship.  In September 2010 at the Bonneville Salt Flats driving the “Spirit of Rett” streamliner, Mr. Nearburg set a 414 MPH FIA record with a top speed of 422 MPH.   This made the “Spirit of Rett” the fastest single engine normally aspirated car in history, as well as the 3rd fastest internal combustion engine car in history.   Mr. Nearburg is one of only six people in history to have set a piston engine car record at over 400 MPH.  The “Spirit of Rett” was built in the Nearburg Racing shop.

A graduate of Dartmouth College, Mr. Nearburg received AB, BE, and ME degrees at Dartmouth’s Thayer School of Engineering, where he has been on the Board of Advisors for 30 years.  He is also a Trustee of University of Texas Southwestern Medical Foundation; the Petersen Automotive Museum in Los Angeles; the Art Center College of Design in Pasadena; and a Life Trustee of the St. Mark’s School of Texas in Dallas.  He is a past Trustee of the Maryland Institute College of Art in Baltimore; The Hockaday School in Dallas; and the Hood Museum of Art at Dartmouth College.

In connection with his appointment, Mr. Nearburg is expected to enter into an IndemnityAgreement, a Letter Agreement and a Registration Rights Agreement with the Company on the same terms as the other directors and officers of the Company that executed similar agreements at the time of the consummation of the Company’s initial public offering. The IndemnityAgreement, Letter Agreement and Registration Rights Agreement will be in the forms of the agreement that are filed as exhibits to the Company’s Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission on February 11, 2025. Other than the foregoing, Mr. Nearburg is not party to any arrangement or understanding with any person pursuant to which he was appointed as an executive officer of the Company, nor is he party to any transactions required to be disclosed under Item 404(a) of Regulation S-K involving the Company. There are no family relationships between Mr. Nearburg and any of the Company’s directors and executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 31, 2025

ALDEL FINANCIAL II INC.

By:	/s/ Robert I. Kauffman
Name:	Robert I. Kauffman
Title:	Chief Executive Officer